Exhibit 4.27

The Midatech Pharma
Share Incentive Plan

Trust Deed and Plan Rules

Trust Deed

TRUST DEED OF
THE MIDATECH PHARMA SHARE INCENTIVE PLAN

This deed is made on       February 2017 between:

(1)
Midatech Pharma plc CRN 09216368 with registered office 65 Innovation Drive, Milton Park, Milton, Abingdon, Oxfordshire, OX14 4RQ (“the Company”) and Midatech Limited CRN 04097593 with registered office 65 Innovation Drive, Milton Park, Milton, Abingdon, Oxfordshire, OX14 4RQ and Midatech Pharma (Wales) Limited CRN 04929486 with registered office Oddfellows House, 19 Newport Road, Cardiff, CF24 0AA and such other companies as shall pursuant to Clause 15 of this Deed subsequently enter into a deed of adherence on the one part; and

(2)	RM2 Trustees Limited CRN 03363760 with registered office Sycamore House, 86-88 Coombe Road, New Malden, KT3 4QS (“the Original Trustee”) on the other part.

BACKGROUND

(a)	The Company has decided to establish a trust, to be constituted as an employees’ share scheme under section 1166 of the Companies Act 2006, on the terms of this Deed

(b)	The Original Trustees has agreed to act as the first Trustee of the trust created by this Deed, and on the terms of this Deed

1.	PURPOSE

The purpose of this Deed is to establish a trust for the share incentive plan known as The Midatech Pharma Share Incentive Plan (“the Plan”), which satisfies Schedule 2 to ITEPA 2003 (“the Schedule”).

2.	STATUS

The Plan consists of this Deed, the Rules and Appendix A and Appendix B.  The definitions in the Rules apply to this Deed.  The Company shall from time to time determine which of Rules 5 to 8 inclusive shall have effect.  Where the Company determines that Rule 6 shall have effect it shall also specify whether there is to be an Accumulation Period of up to 12 months, which shall apply equally to all Qualifying Employees in the Plan.

3.	DECLARATION OF TRUST

3.1.
The Company and the Trustees have agreed that all the Shares and other assets which are issued to or transferred to the Trustees are to be held in the trusts declared by this Deed, and subject to the terms of the Rules.  When Shares or assets are transferred to the Trustees by the Company with the intention of being held as part of the Plan they shall be held upon the trusts and provisions of this Deed and the Rules.

3.2.	The Trustees shall hold the Trust Fund upon the following trusts namely:

Trust Deed

(a)	as to Shares which have not been awarded to Participants (“Unawarded Shares”) upon trust during the Trust Period to allocate those Shares in accordance with the terms of this Deed and the Rules,

(b)	as to Shares which have been awarded to a Participant (“Plan Shares”) upon trust for the benefit of that Participant on the terms and conditions set out in the Rules,

(c)
as to Partnership Share Money upon trust to purchase Shares for the benefit of the contributing Qualifying Employee in accordance with the Rules, provided that the Trustees shall be under no duty or obligation to deposit such funds in an interest-bearing account, and

(d)
as to other assets (“Surplus Assets”) upon trust to use them to purchase further Shares to be held on the trusts declared in (a) above, at such time during the Trust Period and on such terms as the Trustees in their absolute discretion think fit.  The income of Unawarded Shares and Surplus Assets shall be accumulated by the Trustees and added to, and held upon the trusts applying to, Surplus Assets.

3.3.	The income of Plan Shares and Partnership Share Money shall be dealt with in accordance with the Rules.

3.4.	The perpetuity period in respect of the trusts and powers declared by this Deed and the Rules shall be the period of 125 years from the date of this Deed.

4.	NUMBER OF TRUSTEES

Unless a corporate Trustee is appointed, there shall always be at least 2 Trustees.  Where there is no corporate Trustee, and the number of Trustees falls below 2, the continuing Trustee has the power to act only to achieve the appointment of a new Trustee.

5.	INFORMATION SUPPLIED BY THE COMPANY

Subject to Clause 9.9, the Trustees shall be entitled to rely, without further enquiry, on all information supplied to them by the Company in connection with their duties as trustees declared in this Deed, and the Trustees shall not be liable to any Participant or any Participating Company for any loss arising in consequence of the incompleteness or inaccuracy of any such information and (without prejudice to the generality of the foregoing) any notice given by the Company to the Trustees in respect of the eligibility of any person to become or remain a Participant shall be conclusive in favour of the Trustee

6.	RESIDENCE & ROLE OF TRUSTEES

6.1.	Every Trustee shall be resident in the United Kingdom. The Company shall immediately remove any Trustee who ceases to be so resident and, if necessary, appoint a replacement.

6.2.
The Trustees shall supply to the Company on request from time to time by the Company such information relating to the Plan and individual entitlements of Participants under the Plan as it may reasonably require.

Trust Deed

7.	CHANGE OF TRUSTEES

7.1.
The Company has the power to appoint or remove any Trustee for any reason.  The change of Trustee shall be effected by executing a deed.  Any Trustee may resign on three months’ notice given in writing to the Company, provided that there will be at least two Trustees or a corporate Trustee immediately after the retirement.  Subject to the following provisions of this clause, the Company shall have the power exercisable by deed to remove any company as Trustee of this Plan and to appoint a new Trustee in the place of such person provided that the power conferred by this clause shall only be operative and capable of taking effect from the later of the date on which the first mentioned Trustee receives notice in writing of such removal and the date on which new Trustee accepts office as such new Trustee.

7.2.
An outgoing Trustee shall execute all such transfers or other documents, and shall do all such acts or things as may be necessary for vesting the Trust Fund in the continuing or new Trustees or placing it under their control and shall be bound and entitled to assume that any new Trustee is a proper person to have been appointed in accordance with this clause.

7.3.
A continuing or new Trustee shall cause the endorsement of a memorandum on this Deed as to the trusteeship in accordance with the provisions contained in Clause 7.4 provided that where an outgoing Trustee is liable as a Trustee for any duties or taxes then that Trustee shall not be bound so to transfer the Trust Fund unless reasonable security is provided for indemnifying the outgoing Trustee and that Trustee’s estate against such liability.

7.4.
On every change in the trusteeship a memorandum shall be endorsed on or permanently annexed to this Deed stating the name of the Trustees for the time being and signed by the continuing or new Trustee.

7.5.
Any person dealing with the affairs of this Plan shall be entitled to rely upon any memorandum endorsed on this Deed in accordance with Clause 7.4 (or, if there is more than one such memorandum, the latest) as sufficient evidence that the trustee named therein is duly appointed as a Trustee.

8.	INVESTMENT AND DEALING WITH TRUST ASSETS

8.1.
Save as otherwise provided for by the Plan (subject to any applicable law, rule or regulation including any regulation relating to insider trading) the Trustees shall not sell or otherwise dispose of Plan Shares.

8.2.
The Trustees shall obey any directions given by a Participant in accordance with the Rules in relation to his Plan Shares and any rights and income relating to those Shares.  In the absence of any such direction, or provision by the Plan, the Trustees shall take no action.

8.3.
Subject to Clause 8.4 and any express right of a Participant under this Deed or the Rules to direct the Trustees to take (or not to take) any action relating to that Participant’s Plan Shares, in relation to any matter on which the Trustees have a right or opportunity as a member of the Company to vote or to exercise any other right in respect of Plan Shares held by them on behalf of Participants, the Trustees may, but shall not be obliged to (unless the Company directs the Trustees to in the event of a compromise, a general offer, a takeover or a cash offer (as those terms are defined in Rule 10)), seek irrevocable directions from each Participant as to the manner in which the Trustees should exercise such rights in respect of a Participant’s Plan Shares.

8.4.
The Trustees shall not be entitled to vote on a show of hands on a particular resolution in respect of Plan Shares held on behalf of Participants unless all directions received from those Participants who have given directions in respect of that resolution are identical.  The Trustees shall not be under any obligation to call for a poll (unless the Company directs the Trustees to in the event of a compromise, a general offer, a takeover or a cash offer (as those terms are defined in Rule 10)), and in the event of any poll the Trustees shall in relation to Plan Shares vote only in accordance with the directions of Participants.  The Trustees shall not exercise any vote (whether on a show of hands or on a poll) in respect of Unawarded Shares.

Trust Deed

8.5.	The Company and Participating Companies shall, as soon as practicable after deduction from Salary, pass the Partnership Share Money to the Trustees who will put the money into an account with:

(a)	a person falling within section 991(2)(b) of the Income Tax Act 2007;

(b)	a building society; or

(c)	a firm falling within section 991(2)(c) of the Income Tax Act 2007,

until it is either used to acquire Partnership Shares on the Acquisition Date, or, in accordance with the Plan, returned to the individual from whose Salary the Partnership Share Money has been deducted.

The Trustees shall pass on any interest arising on this invested money to the individual from whose Salary the Partnership Share Money has been deducted.

8.6.	The Trustees may either retain or sell Unawarded Shares at their absolute discretion. The proceeds of any sale of Unawarded Shares shall form part of Surplus Assets.

8.7.
The Trustees shall, unless otherwise directed by the Company, waive any right to dividend payments in respect of Unawarded Shares or securities and the Trustees shall not be liable for any loss to the Trust Fund as a result of such waiver.

8.8.	The Trustees shall have all the powers of investment of a beneficial owner in relation to Surplus Assets.

8.9.
The Trustees shall not be under any liability to the Participating Companies or to current or former Qualifying Employees by reason of a failure to diversify investments, which results from the retention of Plan or Unawarded Shares.

8.10.
The Trustees may delegate powers, duties or discretions to any persons employed by the Corporate Trustee, and on any terms.  No delegation made under this clause shall divest the Trustees of their responsibilities under this Deed or under the Schedule.

8.11.
The Trustees may allow any Shares to be registered in the name of an appointed nominee provided that such Shares shall be registered in a segregated and designated account.  Such registration shall not divest the Trustees of their responsibilities under this Deed or the Schedule.

8.12.
The Trustees may at any time, and shall if the Company so directs, revoke any delegation made under this clause or require any Plan assets held by another person to be returned to the Trustees, or both.

8.13.
The Trustees may, for the purpose of enabling the Trustees or any administrator to exercise the powers and duties of this Trust, seek and act upon the advice of any such firm of legal or other professional advisers and may pay for such advice out of the Trust Fund provided that no such advice shall be sought by the Trustees or the administrator on any occasion without the prior approval (which shall not be unreasonably withheld) of the Company as to the choice of such adviser and the terms on which such advice shall be sought.

9.	GENERAL TRUSTEES OBLIGATIONS AND POWERS

9.1.	The Trustees shall join with the Company in establishing and operating the Plan.

Trust Deed

9.2.	For as long as the Trustees hold Plan Shares:

(a)	the Trust Fund shall only be applied, and the Trust shall only be used, for the purpose of giving effect to the Plan;

(b)	the Trustees shall expend any contribution received from any Constituent Company for any one or more of the following purposes:

(i)	the acquisition of Shares for the purposes of the Plan;

(ii)	the payment of stamp duty or stamp duty reserve tax (if any) on the acquisition of Shares for the purposes of the Plan or when Shares are acquired for or awarded to Participants;

(iii)	the repayment of sums borrowed in connection with the Plan;

(iv)	the payment of interest on sums borrowed in connection with the Plan;

(v)	satisfying any obligations of the Trustees under the Plan; and

(vi)
paying expenses of the Trustees in connection with the Plan (including the fees of the Trustees, any administrator of the Plan and any professional adviser retained by the Trustees in relation to the operation of the Plan).

9.3.	The Trustees shall hold and deal with all Plan Shares awarded to or acquired on behalf of any Participant only in accordance with the Rules.

9.4.
Subject to clause 9.5, the Trustees shall dispose of a Participant's Plan Shares or otherwise deal with any of those Shares or any rights conferred on the Participant only in accordance with directions given by or on behalf of the Participant.

9.5.
If a liability to income tax or employee NICs arises in relation to a Participant's Plan Shares for which the Trustees is liable to account through PAYE, the Trustees may dispose of such number of that Participant's Plan Shares as will produce sufficient net sale proceeds to meet that liability to income tax and employee NICs.

9.6.	The Trustees shall have the power to borrow money for the purpose of:

(a)	acquiring Shares; and

(b)	paying any other expenses properly incurred by the Trustees in administering the Plan.

provided that if such lender is not the Company or a Constituent Company the prior written consent of the Company shall be obtained prior to any such loan being entered into.

9.7
The Trustees shall respond promptly to any notice or enquiry made by law or under the rules and regulations of the London Stock Exchange, Financial Conduct Authority or other relevant regulator in relation to the Plan.

9.8	The Trustees shall not hold or acquire more than 5 per cent. of the ordinary share capital of the Company in issue from time to time without the prior consent of the Company.

9.9	The Trustee shall alert the Company to any changes in legislation that may have a bearing on the operation of the Plan.

Trust Deed

10.	TRUSTEES OBLIGATIONS UNDER THE PLAN

Notice of Award of Free and Matching Shares

10.1.
After Free and/or Matching Shares have been awarded to a Participant, the Trustees shall, within such time period as is usual practice under and consistent with similar plans made under the Schedule, give the Participant a notice stating:

(a)	the number and description of those Shares;

(b)	if the Shares are subject to any restriction, details of the restriction;

(c)	their Initial Market Value on the date of Award; and

(d)	the Holding Period applicable to them.

Notice of Award of Partnership Shares

10.2.
After any Partnership Shares have been acquired for a Participant, the Trustees shall, within such time period as is usual practice under and consistent with similar plans made under the Schedule, give the Participant a notice stating:

(a)	the number and description of those Shares;

(b)	if the Shares are subject to any restriction, details of the restriction;

(c)	the amount of money applied by the Trustees in acquiring those shares on behalf of the Participant; and

(d)	the Market Value in accordance with which the number of Shares awarded to the employee was determined.

Notice of Award of Dividend Shares

10.3.
After Dividend Shares have been acquired on behalf of a Participant, the Trustees shall, within such time period as is usual under and consistent with similar plans made under the Schedule, give the Participant a notice stating:

(a)	the number and description of those Shares;

(b)	if the Shares are subject to any restriction, details of the restriction;

(c)	the Market Value on the Acquisition Date;

(d)	the Holding Period applicable to them; and

(e)	any amount not reinvested and carried forward for acquisition of further Dividend Shares.

Notice of any foreign tax deducted before dividend paid

10.4.
Where any foreign cash dividend is received in respect of Plan Shares held on behalf of a Participant, the Trustees shall give the Participant notice of the amount of any foreign tax deducted from the dividend before it was paid.

Restrictions during the Holding Period

10.5.
During the Holding Period the Trustees shall not dispose of any Free, Matching or Dividend Shares (whether by transfer to the employee or otherwise) except as allowed by the following paragraphs of the Schedule:

(a)	paragraph 37 (power of Trustees to accept general offers etc.);

(b)	paragraph 77 (power of Trustees to raise funds to subscribe for rights issue);

(c)	paragraph 79 (meeting PAYE obligations); and

Trust Deed

(d)	paragraph 90(5) (termination of plan: early removal of shares with participant's consent).

PAYE Liability etc.

10.6.
The Trustees may dispose of a Participant’s Shares or accept a sum from the Participant in order to meet a PAYE obligation in any of the circumstances provided in sections 510-512 of ITEPA 2003 (PAYE: shares ceasing to be subject to the plan).

Where the Trustees receive a sum of money which constitutes a Capital Receipt in respect of which a Participant is chargeable to income tax under ITEPA 2003, the Trustees shall pay to the employer a sum equal to that on which income tax is so payable.

The Trustees shall maintain the records necessary to enable them to carry out their PAYE obligations, and the PAYE obligations of the employer company so far as they relate to the Plan.

Where the Participant becomes liable to income tax under ITEPA 2003, Chapter 3 Part 4 of Income Tax (Trading and Other Income) Act 2005 or Chapter 4 Part 4 of Income Tax (Trading and Other Income) Act 2005, the Trustees shall inform the Participant of any facts which are relevant to determining that liability.

Money's worth received by Trustees

10.7.
The Trustees shall pay over to the Participant as soon as is practicable, any money or money's worth received by them in respect of or by reference to any shares, other than new shares within paragraph 87 of the Schedule (consequences of company reconstructions).

This is subject to:

(a)	the provisions of Part 8 of the Schedule (dividend reinvestment);

(b)	the Trustees’ obligations under sections 510-514 of ITEPA 2003 (PAYE: obligations to make payments to employer etc); and

(c)	the Trustees’ PAYE obligations.

General offers etc.

10.8.
If any offer, compromise, arrangement or scheme is made which affects the Free Shares or Matching Shares the Trustees shall notify the Participants.  Each Participant may direct how the Trustees shall act in relation to that Participant’s Plan Shares.  In the absence of any direction, the Trustees shall take no action.

Duty to monitor Participants in connected plans

10.9.	The Trustees shall maintain records of Participants who have participated in one or more other share incentive plans approved under the Schedule established by the Company or a Connected Company.

11.	POWER OF TRUSTEES TO RAISE FUNDS TO SUBSCRIBE FOR A RIGHTS ISSUE

If instructed by Participants in respect of their Plan Shares the Trustees may dispose of some of the rights under a rights issue arising from those Shares to obtain enough funds to exercise the remaining rights.  The Trustees shall aggregate fractions which cannot be allocated to Participants and use their reasonable endeavours to sell such fractions and distribute the net proceeds of sale (after deducting any expenses of sale and taxation that may be payable) proportionately amongst Participants whose allocation was rounded down, provided that any sum of less than £3 otherwise distributable to a particular Participant may be retained by the Trustees.

Trust Deed

The rights referred to are the rights to buy additional shares or rights in the same company.

12.	POWER TO AGREE MARKET VALUE OF SHARES

Where the Market Value of Shares is to be determined for the purposes of the Schedule, the Trustees may agree with HM Revenue & Customs that it shall be determined by reference to such date or dates, or to an average of the values on a number of dates, as specified in the agreement.

13.	PERSONAL INTEREST OF TRUSTEES

Trustees, Trustee Directors and other officers or employees of a corporate Trustee, shall not be liable to account for any benefit accruing to them by virtue of their:

(a)	participation in the Plan as a Qualifying Employee;

(b)	ownership, in a beneficial or fiduciary capacity, of any shares or other securities in any Participating Company;

(c)	being a director or employee of any Participating Company; or

(d)	being a creditor, or being in any other contractual relationship with any such Company.

14.	TRUSTEES’ MEETINGS

The Trustees shall hold meetings as often as is necessary for the administration of the Plan.  There shall be at least two Trustees present at a meeting except where the sole Trustee is a corporate Trustee and the Trustees shall give due notice to all the Trustees of such a meeting.  Decisions made at such a meeting by a majority of the Trustees present shall be binding on all the Trustees.  A written resolution signed by all the Trustees shall have the same effect as a resolution passed at a meeting.

15.	SUBSIDIARY COMPANIES

Any Subsidiary may with the agreement of the Company become a party to this Deed and the Plan by executing a deed of adherence agreeing to be bound by the Deed and Rules.

Any company which ceases to be a Subsidiary shall cease to be a Participating Company.

16.	EXPENSES OF PLAN

The Participating Companies shall meet the costs of the preparation and administration of this Plan.

17.	LIABILITY AND INDEMNITY

17.1.
The Company shall indemnify each of the Trustees and Trustee Directors against any expenses, liabilities and losses which are incurred through acting as a Trustee of the Plan and which cannot be recovered from the Trust Fund.  This does not apply to expenses, liabilities and losses which are incurred through any breach by the Trustees of the terms of this Deed or of any engagement letter for the services of a Trustee entered into between the Company and the Trustee, or for negligence or fraud of the Trustee.

Trust Deed

17.2.
No decision of or exercise of a power by the Trustee shall be invalidated or questioned on the grounds that a Trustee or any Trustee Director had an interest, in a personal or fiduciary capacity, in the result of the decision or in the exercise of the power, and any Trustee or Trustee Director may vote in respect of a decision or exercise of a power, and be taken into account for the purposes of a quorum, notwithstanding that he has such an interest.

17.3.
Neither the Trustees nor any Trustee Director shall be under any obligation to become a director or officer or to interfere or otherwise participate in the management of the Company or any other Participating Company notwithstanding that the Trustees have (whether directly or indirectly) a substantial holding in or control of such company or body.

17.4.
The Trustees shall not be under any obligation to seek information about the affairs of the Company or any other Participating Company other than that normally available or supplied to a holder of the relevant proportion of the then issued shares or debentures of such a company or body (including the payment or non-payment of dividends).

17.5.
Neither the Trustees nor the Company shall be liable to the Participant (or any other person) for any loss occasioned by delay on the part of the Company or the Trustees in giving effect to a direction or procuring a sale or transfer of any of a Participant’s Plan Shares (whether or not such delay is occasioned by the Company’s obligations to comply with the requirements of a Recognised Stock Exchange or otherwise).

17.6.
The Trustees shall not be liable for any loss to the capital or income of the Trust Fund occasioned by their failure to interfere or otherwise participate in or enquire into the affairs of such a company or body.

17.7.	Subject to the provisions of Clause 8, every power or discretion conferred on the Trustees shall be an absolute and uncontrolled power or discretion and:

(a)
neither a Trustee nor any Trustee Director shall be held liable for any loss or damage occurring as a result of the Trustee concurring, or refusing or failing to concur, in an exercise or proposed exercise of any such power or discretion; and

(b)
neither the Trustees nor any Trustee Director shall be obliged to give any Participant (or any person who would, but for the exercise or non-exercise of any such power or discretion, be a Participant) any reason nor justification for any exercise or non-exercise of any such power or discretion.

17.8.
A Trustee who carries on a profession or business may charge for services rendered on a basis agreed with the Company.  A firm or company in which a Trustee is interested or by which he is employed may also charge for services rendered on this basis.

17.9.
The provisions of sections 37 and 39 of the Trustee Act 1925 shall apply hereto as if any reference therein to a trust corporation were a reference to a company or body corporate carrying on trust business.

18.	COSTS AND LIEN OF TRUSTEES

18.1.
All costs, charges and expenses of, and incidental to, the preparation, operation and determination of the Trust or the management of the Trust Fund (including remuneration of the Trustees and any stamp duty and stamp duty reserve tax payable) shall be payable by the Constituent Companies in such proportions as the Company shall determine.

Trust Deed

18.2.
The Trustee’s lien over the Trust Fund in respect of liabilities incurred by them in the performance of their duties (including the repayment of borrowed money and tax liabilities) shall be enforceable subject to the following restrictions:

(a)	the Trustees shall not be entitled to resort to Partnership Share Money for the satisfaction of any of their liabilities; and

(b)	the Trustees shall not be entitled to resort to Plan Shares for the satisfaction of their liabilities except to the extent that this is permitted by the Plan.

19.	ACCEPTANCE OF GIFTS

The Trustees may accept gifts of Shares and other assets which shall be held upon the trusts declared by Clause 3.2 as the case may be.

20.	AMENDMENTS TO THE PLAN

The Company may, with the Trustees’ written consent, from time to time amend the Plan provided that:

(a)
no amendment which would adversely prejudice to a material extent the rights attaching to any Plan Shares awarded to or acquired by Participants may be made nor may any alteration be made giving to Participating Companies a beneficial interest in Plan Shares; and

(b)	no amendment may be made as a result of which the Plan ceases to be a Qualifying Plan; and

(c)
if, following registration of the Plan with HM Revenue & Customs at the time of an amendment or addition, any amendment or addition is made to a “key feature” (as defined in paragraph 81B(8) of the Schedule) of the Plan an appropriate declaration shall be made in accordance with paragraph 81B(6) of the Schedule.

21.	TERMINATION OF THE PLAN

21.1.	The Plan shall terminate:

(a)	in accordance with a Plan Termination Notice issued by the Company to the Trustees under paragraph 89 of the Schedule; or

(b)	if earlier, on the expiry of the Trust Period.

21.2.
The Company shall immediately upon executing a Plan Termination Notice provide a copy of the notice to the Trustees, HM Revenue & Customs and each individual who has Plan Shares or who has entered into a Partnership Share Agreement which was in force immediately before the Plan Termination Notice was issued.

21.3.	Upon the issue of a Plan Termination Notice or upon the expiry of the Trust Period paragraph 90 of the Schedule shall have effect.

21.4.
Any Shares or other assets which remain undisposed of after the requirements of paragraph 90 of the Schedule have been complied with shall be held by the Trustees upon trust to pay or apply them to or for the benefit of the Participating Companies as at the termination date in such proportion, having regard to their respective contributions, as the Trustees shall in their absolute discretion think appropriate.

Trust Deed

22.	REFERENCES TO TRUSTEE TO INCLUDE REFERENCES TO ADMINISTRATOR

22.1.
References in this Plan to anything done or to be done by or to the Trustees shall be read and construed as including anything done or to be done by or to an administrator pursuant to the powers and duties delegated to the administrator by the Trustees pursuant to Clause 8.12 of the Deed.

22.2.
Other than as specified in Clause 22.1, this Deed is personal to the parties hereto and no party shall assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any of its rights and obligations under this Deed.

24.          COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument.

25.          PROPER LAW

The Plan shall be governed by, and construed in accordance with, the laws of England and Wales.  The Trustees, all Participating Companies and Participants shall submit to the exclusive jurisdiction of the Courts of England and Wales in relation to any dispute or claim arising under the Plan.

Trust Deed

EXECUTED AS A DEED THE DAY AND YEAR ABOVE WRITTEN BY:

Witness signature

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Director, Midatech Pharma plc	Witness name

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and address

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Occupation:

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Witness signature

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Director, Midatech Limited	Witness name

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and address

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Occupation:

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Witness signature

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Director, Midatech Pharma (Wales) Limited	Witness name

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and address

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……………………………..……………………………..

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Occupation:

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Trust Deed

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Director, RM2 Trustees Limited, Trustee

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Director, RM2 Trustees Limited, Trustee

Trust Deed

RULES OF THE MIDATECH PHARMA SHARE INCENTIVE
PLAN

CONTENTS

1.	DEFINITIONS

2.	PURPOSE OF THE PLAN

3.	ELIGIBILITY OF INDIVIDUALS

4.	PARTICIPATION ON SAME TERMS

5.	FREE SHARES

6.	PARTNERSHIP SHARES

7.	MATCHING SHARES

8.	DIVIDEND SHARES

9.	COMPANY RECONSTRUCTIONS

10.	PROVISION FOR FORFEITURE

11.	PLAN SHARES CEASING TO BE SUBJECT TO THE PLAN

12.	RIGHTS ISSUES

13.	RELATIONSHIP WITH EMPLOYMENT CONTRACTS

14.	MISCELLANEOUS

1.	DEFINITIONS

1.1	The following words and expressions have the following meanings:

“Accumulation Period”	in relation to Partnership Shares, the period during which the Trustees accumulate a Qualifying Employee’s Partnership Share Money before acquiring Partnership Shares or repaying it to the employee

“Acquisition Date”
(a)     in relation to Partnership Shares, where there is no Accumulation Period, the meaning given by paragraph 50(4) of the Schedule; and

(b)     in relation to Partnership Shares, where there is an Accumulation Period, the meaning given by paragraph 52(5) of the Schedule

(c)    in relation to Dividend Shares, the meaning given by paragraph 66(4) of the Schedule

“AIM”	the Alternative Investment Market

“Associated Company”	the same meaning as in paragraph 94 of the Schedule

“Award Date”	in relation to Free and Matching Shares, the date on which such Shares are awarded to Participants

“Award”
(a)    in relation to Free and Matching Shares, the appropriation of Free and Matching Shares to Participants in accordance with the Plan; and

(b)    in relation to Partnership Shares and Dividend Shares, the acquisition of Partnership Shares and Dividend Shares on behalf of Qualifying Employees in accordance with the Plan

“Capital Receipt”	the same meaning as in section 502 of ITEPA 2003

“Close Company”	the same meaning as in section 989 of ITA 2007

“Company”	Midatech Pharma plc, CRN 09216368

“Connected Company”	the same meaning as in paragraph 18(3) of the Schedule

“Control”	the same meaning as in section 719 of ITEPA 2003

“CTA 2010”	the Corporation Tax Act 2010

“Dealing Day”	a day on which the Recognised Stock Exchange is open for the transaction of business

“Deed”	Trust Deed of The Midatech Pharma Share Incentive Plan

“Directors”	the board of directors of the Company (or a duly authorised committee)

SIP Plan Rules

“Dividend Shares”	Shares acquired on behalf of a Participant from reinvestment of dividends under Rule 8 of the Plan and which are subject to the Plan

“Forfeit”	the automatic transfer of the beneficial ownership of Free Shares or Matching Shares from a Participant to the Trustees for no consideration and the term “Forfeiture” shall be construed accordingly

“Free Share Agreement”	an agreement in the terms set out in Appendix B (and as amended by the Directors from time to time)

“Free Shares”	Shares awarded under Rule 5 of the Plan which are subject to the Plan

“Group Plan”	the Plan as established by Midatech Pharma plc and extending to its Subsidiaries which are Participating Companies

“Holding Period”
(a)          in relation to Free Shares, the period specified by the Company as mentioned in Rule 5.12;

(b)          in relation to Matching Shares, the period specified by the Company as mentioned in Rule 7.5; and

(c)          in relation to Dividend Shares, the period of 3 years from the Acquisition Date

“Initial Market Value”	the Market Value of a Share on an Award Date. Where the Share is subject to a restriction or risk of Forfeiture, the Market Value shall be determined without reference to that restriction or risk

“ITA 2007”	the Income Tax Act 2007

“ITEPA 2003”	the Income Tax (Earnings and Pensions) Act 2003

“ITTOIA 2005”	the Income Tax (Trading and Other Income) Act 2005

SIP Plan Rules

“Market Value”
in relation to a Share on a given date:

(a)    if shares in the Company of the same class as the Shares are then quoted on a Recognised Stock Exchange or AIM and

(i)      all of the Shares in respect of which an Award is to be made are purchased in the market over 5 or fewer consecutive Dealing Days ending on the Award Date (or in the case of Partnership Shares and Dividend Shares, the Acquisition Date), the average of the prices at which such shares were so purchased (and for these purposes an Award of Matching Shares and the corresponding acquisition of Partnership Shares with which they are matched, shall be treated as one award of Shares); or

(ii)     if all the Shares are not so purchased, the closing quotation of a Share on such Recognised Stock Exchange or AIM on the Dealing Day immediately preceding the date of the Award; and

(b)    in any other case, determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed for the purposes of the Plan with HM Revenue & Customs Shares and Assets Valuation on or before that day;

PROVIDED that the market value of Shares subject to a restriction shall be determined as if they were not subject to the restriction

“Matching Shares”	Shares awarded under Rule 7 of the Plan and which are subject to the Plan

“NICs”	National Insurance Contributions

“Participant”	an individual who has received under the Plan an Award of Free Shares, Matching Shares or Partnership Shares, or on whose behalf Dividend Shares have been acquired

“Participating Company”	the Company and such of its Subsidiaries as have executed deeds of adherence to the Plan under Clause 16 of the Trust Deed

“Partnership Shares”	Shares awarded under Rule 6 of the Plan and which are subject to the Plan

“Partnership Share Agreement”	an agreement in the terms set out in Appendix A and entitled “Partnership Share Agreement” (and as amended by the Directors from time to time)

SIP Plan Rules

“Partnership Share Money”	money deducted from a Qualifying Employee’s Salary pursuant to a Partnership Share Agreement and held by the Trustees to acquire Partnership Shares or to be returned to such a person

“Performance Allowance”	the criteria for an Award of Free Shares where: (a) whether Shares are awarded; or (b) the number or value of Shares awarded is conditional on performance targets being met

“Plan”	The Midatech Pharma Share Incentive Plan

“Plan Shares”
(a)   Free Shares, Matching Shares or Partnership Shares awarded to Participants;

(b)   Dividend Shares acquired on behalf of Participants; and

(c)   shares in relation to which paragraph 87(1) (consequences of company reconstructions) of the Schedule applies that remain subject to the Plan

“Plan Termination Notice”	a notice issued under paragraph 89 of the Schedule

“Qualifying Company”	the same meaning as in paragraph 17 of the Schedule

“Qualifying Corporate Bond”	the same meaning as in section 117 of the Taxation of Chargeable Gains Act 1992

“Qualifying Employee”	an employee who must be invited to participate in an award in accordance with Rule 3.3 and any employee who the Company has invited in accordance with Rule 3.4

“Qualifying Period”
(a)   in the case of Free Shares such period as the Directors shall decide in relation to each Award, such period not exceeding 18 months ending with the date on which the Award is made

(b)   in the case of Partnership Shares and Matching Shares where there is an Accumulation Period such period as the Directors shall decide in relation to each Award, such period not exceeding 6 months ending with the start of the Accumulation Period

(c)   in the case of Partnership Shares and Matching Shares where there is no Accumulation Period, such period as the Directors shall decide in relation to each Award, such period not exceeding 18 months ending with the deduction of Partnership Share Money relating to the Award

“Qualifying Plan”	a Share Incentive Plan that meets and continues to meet the requirements of the Schedule

SIP Plan Rules

“Recognised Stock Exchange”	has the meaning given to it by section 1005 of ITA 2007

“Redundancy”	the same meaning as in the Employment Rights Act 1996

“Relevant Employment”	employment by the Company or any Associated Company

“Rules”	the rules of the Plan

“Salary”	the same meaning as in paragraph 43(4) of the Schedule

“Schedule”	Schedule 2 to ITEPA 2003

“Shares”
Ordinary Shares of £0.00005 each in the capital of the Company which comply with the conditions set out in paragraph 25 of the Schedule and which are subject to the rights and restrictions as set out in the Company’s Articles of Association.

“SIP”	a share incentive plan within the meaning of section 488(4) of ITEPA 2003

“Subsidiary”	any company which is for the time being under the Control of the Company

“Tax Year”	a year beginning on 6 April and ending on the following 5 April

“Trustees”	the Trustees or Trustee of the Plan, including a corporate Trustee

“Trustee Director”	a director or officer of a corporate Trustee

“Trust Fund”	all assets transferred to the Trustees to be held on the terms of the Trust Deed and the assets from time to time representing such assets, including any accumulations of income

“the Trust Period”	the period of 125 years beginning with the date of the Deed

1.2
References to any Act, or Part, Chapter, or section (including ITEPA 2003, ITTOIA 2005, ITA 2007 and CTA 2010) shall include any statutory modification, amendment or re-enactment of that Act, for the time being in force.

1.3
Words of the feminine gender shall include the masculine and vice versa and words in the singular shall include the plural and vice versa unless, in either case, the context otherwise requires or it is otherwise stated.

2.	PURPOSE OF THE PLAN

The purpose of the Plan is to enable employees of Participating Companies to acquire shares in a company which give them a continuing stake in that company.

SIP Plan Rules

3.	ELIGIBILITY OF INDIVIDUALS

3.1	Individuals are eligible to participate in an Award only if:

(a)	they are employees of a Participating Company;

(b)	they have been employees of a Qualifying Company at all times during any Qualifying Period.

(c)	they are eligible on the date(s) set out in paragraph 14(1) of the Schedule; and

(d)	they do not fail to be eligible under Rule 3.2

3.2
Individuals are not eligible to participate in an Award of Free Shares, Partnership Shares or Matching Shares in any Tax Year if in that Tax Year they are at the same time participating in an award under another plan established by the Company or a Connected Company and approved under the Schedule, or if they would have received such an award but for their failure to meet a performance target (see Rule 5.5).  If the Qualifying Employee participates in an Award in a Tax Year in which he has already participated in an award of shares under one or more share incentive plans approved under the Schedule and established by the Company or a Connected Company then the limits specified in Rule 5.4 and 6.3 apply as if the Plan and the other plan or plans were a single plan as required by paragraph 18A of the Schedule.

Employees who must be invited to participate in Awards

3.3
Individuals shall be eligible to receive an Award of Shares under the Plan if they meet the requirements in Rule 3.1 and are chargeable to income tax in respect of their employment as a UK resident taxpayer (within the meaning of paragraph 8(2) of the Schedule).  In this case they shall be invited to participate in any Awards of Free Shares, Partnership Shares or Matching Shares, and acquisitions of Dividend Shares, as are set out in the Plan.

Employees who may be invited to participate in Awards

3.4
The Company may also invite any employee who meets the requirements in Rule 3.1 to participate in any Award of Free Shares, Partnership Shares or Matching Shares, and acquisitions of Dividend Shares, as are set out in the Plan.

4.	PARTICIPATION ON SAME TERMS

4.1	Every Qualifying Employee shall be invited to participate in an Award on the same terms. All who do participate in an Award shall do so on the same terms.

4.2	The Company may make an Award of Free Shares to Qualifying Employees by reference to their remuneration, length of service or hours worked.

4.3	The Company may make an Award of Free Shares to Qualifying Employees by reference to their performance as set out in Rule 5.5.

4.4	The Company shall decide if/when it may wish to offer an Award to Qualifying Employees and the Company is not obliged to make any such offer.

5.	FREE SHARES

5.1
If the Company invites employees to participate in an award of Free Shares then every Qualifying Employee shall enter into an agreement with the Company (a "Free Share Agreement”) in the terms of Appendix B to these Rules.

5.2	The Trustees, acting with the prior consent of the Company, may from time to time award Free Shares.

SIP Plan Rules

5.3	The number of Free Shares to be awarded by the Trustees to each Qualifying Employee on an Award Date shall be determined by the Company in accordance with this Rule and Rule 4.

Maximum annual Award

5.4	The Initial Market Value of the Free Shares awarded to a Qualifying Employee in any Tax Year shall not exceed £3,600 (or such other amount as is stated in paragraph 35(1) of the Schedule).

Allocation of Free Shares by reference to performance

5.5	The Company may stipulate that the number of Free Shares (if any) to be awarded to each Qualifying Employee on a given Award Date shall be determined by reference to Performance Allowances.

5.6	If Performance Allowances are used, they shall apply to all Qualifying Employees.

5.7	(a)	Performance Allowances shall be determined by reference to such fair and objective criteria (performance targets) relating to business results as the Company shall determine over such period as the Company shall specify;

(b)	performance targets must be set for performance units of one or more employees; and

(c)	for the purposes of an Award of Free Shares an employee must not be a member of more than one performance unit.

5.8	Where the Company decides to use Performance Allowances it shall, as soon as reasonably practicable:

(a)	notify each employee participating in the Award of the performance targets and measures which, under the Plan, shall be used to determine the number or value of Free Shares awarded to him; and

(b)
notify all Qualifying Employees of the Company or, in the case of a Group Plan, of any Participating Company, in general terms, of the performance targets and measures to be used to determine the number or value of Free Shares to be awarded to each Participant in the Award.

5.9
The Company shall determine the number of Free Shares (if any) to be awarded to each Qualifying Employee by reference to performance using Method 1 or Method 2.  The same method shall be used for all Qualifying Employees for each Award.

Performance Allowances: Method 1

5.10	By this Method:

(a)	at least 20% of Free Shares awarded in any performance period shall be awarded without reference to performance;

(b)	the remaining Free Shares shall be awarded by reference to performance; and

(c)	the highest Award made to an individual by reference to performance in any period shall be no more than four times the highest Award to an individual without reference to performance.

If this Method is used:

•	the Free Shares awarded without reference to performance (paragraph (a) above) shall be awarded on the same terms mentioned in Rule 4; and

SIP Plan Rules

•	the Free Shares awarded by reference to performance (paragraph (b) above) need not be allocated on the same terms mentioned in Rule 4.

Performance Allowances: Method 2

5.11	By this method:

(a)          some or all Free Shares shall be awarded by reference to performance;

(b)	the Award of Free Shares to Qualifying Employees who are members of the same performance unit shall be made on the same terms, as mentioned in Rule 4; and

(c)	Free Shares awarded for each performance unit shall be treated as separate Awards.

Holding Period for Free Shares

5.12	The Company shall, in relation to each Award Date, specify a Holding Period throughout which a Participant shall be bound by the terms of the Free Share Agreement.

5.13
The Holding Period shall, in relation to each Award, be a specified period of not less than 3 years nor more than 5 years, beginning with the Award Date, and shall be the same for all Participants who receive an Award at the same time.  The Holding Period shall not be increased in respect of Free Shares already awarded under the Plan.

5.14	A Participant may during the Holding Period direct the Trustees:

(a)	to accept an offer for any of their Free Shares if the acceptance or agreement shall result in a new holding being equated with those shares for the purposes of capital gains tax; or

(b)
to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for their Free Shares if the offer forms part of such a general offer as is mentioned in paragraph (c); or

(c)
to accept an offer of cash, with or without other assets, for their Free Shares if the offer forms part of a general offer which is made to holders of shares of the same class as their shares, or to holders of shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of sections 450 and 451 of CTA 2010; or

(d)
to exercise a right, if in the case of a takeover offer (as defined in section 974 of the Companies Act 2006) there arises a right under section 983 of that Act to require the offeror to acquire the Participant’s Free Shares, or such of them as are of a particular class; or

(e)
to agree to a transaction affecting their Free Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting;

(i)	all of the ordinary share capital of the Company or, as the case may be, all the shares of the class in question; or

(ii)
all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under the Schedule.

SIP Plan Rules

5.15	The obligations of the Participant with respect to the Holding Period will end:

(a)	if the Participant ceases to be in Relevant Employment and this may lead to Forfeiture of the Free Shares;

(b)	if the Company terminates the Plan in accordance with clause 22 of the Deed and the Participant has consented to the transfer of the Shares to the Participant.

5.16
The Company may stipulate that the number of Free Shares awarded to a Qualifying Employee may be Forfeited in the circumstances set out in the Free Share Agreement provided that any provision for Forfeiture shall comply with the requirements of Rule 10.

6.	PARTNERSHIP SHARES

6.1	The Company may at any time invite every Qualifying Employee to enter into an agreement with the Company (a “Partnership Share Agreement”).

Maximum amount of deductions

6.2
The amount of Partnership Share Money deducted from an employee’s Salary shall not exceed £1,800 in a Tax Year (or such other amount as is stated in paragraph 46(1) of the Schedule).  If there is an Accumulation Period, the Company may set a maximum monthly amount that may be deducted from an employee’s Salary and this shall be set before the start of any Accumulation Period and stated in the Partnership Share Agreement.

6.3	The amount of Partnership Share Money deducted in a Tax Year must not exceed 10% of the employee’s Salary for that Tax Year (or such other percentage as is stated in paragraph 46(2) of the Schedule).

6.4	Any amount deducted in excess of that allowed by Rule 6.3 or 6.4 shall be paid over to the employee, subject to both deduction of income tax under PAYE and NICs, as soon as practicable.

Minimum amount of deductions

6.5
The minimum amount to be deducted under the Partnership Share Agreement on any occasion shall be the same in relation to all Partnership Share Agreements entered into in response to invitations issued on the same occasion.  It shall not be greater than £10.

Notice of possible effect of deductions on benefit entitlement

6.6	Every Partnership Share Agreement shall contain a notice under paragraph 48 of the Schedule.

Restriction imposed on number of Shares awarded

6.7	The Company may specify the maximum number of Shares to be included in an Award of Partnership Shares.

6.8	The Partnership Share Agreement shall contain an undertaking by the Company to notify each Qualifying Employee of any restriction on the number of Shares to be included in an Award.

6.9	The notification in Rule 6.9 above shall be given:

(a)	if there is no Accumulation Period, before the deduction of the Partnership Share Money relating to the Award; and

(b)	if there is an Accumulation Period, before the beginning of the Accumulation Period relating to the Award.

SIP Plan Rules

Plan with no Accumulation Period

6.10
The Trustees shall acquire Shares on behalf of the Qualifying Employee using the Partnership Share Money.  They shall acquire the Shares on the Acquisition Date.  The number of Shares awarded to each employee shall be determined in accordance with the Market Value of the Shares on that date.

Plan with Accumulation Period

6.11	If there is an Accumulation Period, the Trustees shall acquire Shares on behalf of the Qualifying Employee, on the Acquisition Date, using the Partnership Share Money.

6.12	The Partnership Share Agreement shall state whether the number of Shares acquired on behalf of each Participant shall be determined by reference to:

(a)	the Market Value of the Shares at the beginning of the Accumulation Period; or

(b)	the Market Value of the Shares on the Acquisition Date; or

(c)	the lower of the Market Value of the Shares at the beginning of the Accumulation Period and the Market Value of the Shares on the Acquisition Date.

6.13
If a transaction occurs during an Accumulation Period which results in a new holding of shares being equated for the purposes of capital gains tax with any of the shares to be acquired under the Partnership Share Agreement, the employee may agree that the Partnership Share Agreement shall have effect after the time of that transaction as if it were an agreement for the purchase of shares comprised in the new holding.

Surplus Partnership Share Money

6.14	Any surplus Partnership Share Money remaining after the acquisition of Shares by the Trustees:

(a)	may, with the agreement of the Participant, be carried forward to the next Accumulation Period or if there is no Accumulation Period to the next deduction; and

(b)	in any other case, shall be paid over to the Participant, subject to both deduction of income tax under PAYE and NICs, as soon as practicable.

Scaling down

6.15
If the Company receives applications for Partnership Shares exceeding the Award maximum determined in accordance with Rule 6.8 then the following steps shall be taken in sequence until the excess is eliminated.

Step 1.	the excess of the monthly deduction chosen by each applicant over £10.00 shall be reduced pro rata;

Step 2.	all monthly deductions shall be reduced to £10.00;

Step 3.	applications shall be selected by lot, each based on a monthly deduction of £10.00.

Each application shall be deemed to have been modified or withdrawn in accordance with the foregoing provisions, and each employee who has applied for Partnership Shares shall be notified of the change.

Withdrawal from Partnership Share Agreement

6.16
An employee may withdraw from a Partnership Share Agreement at any time by notice in writing to the Company.  Unless a later date is specified in the notice, such a notice shall take effect 30 days after the Company receives it.  Any Partnership Share Money then held on behalf of an employee shall be paid over to that employee as soon as practicable.  This payment shall be subject to income tax under PAYE and NICs.

SIP Plan Rules

Repayment of Partnership Share Money on the Plan ceasing to Qualify or on Termination

6.17
If the Plan ceases to Qualify or a Plan Termination Notice is issued in respect of the Plan, any Partnership Share Money held on behalf of employees shall be repaid to them as soon as practicable, subject to deduction of income tax under PAYE, and NICs.

Notice to stop or change deductions

6.18
An employee may at any time give notice in writing to the Company directing the Company to procure that deductions being made from his Salary pursuant to a Partnership Share Agreement be stopped or the amount of those deductions varied subject to the limits in Rules 6.3 and 6.4.

6.19
If an employee has given a notice to stop his deductions pursuant to Rule 6.19 he may (on one occasion only in any Accumulation Period) subsequently give notice in writing to the Company directing the Company to procure that deductions are again made pursuant to the Partnership Share Agreement.

6.20
If an employee has given a notice to vary his deductions pursuant to Rule 6.19 he may (on one occasion only in any Accumulation Period) subsequently give notice in writing to the Company directing the Company to procure that deductions are varied again.

6.21	Unless an employee specifies a later date in any such notice, the Company shall procure that:

(a)	within 30 days of receiving a notice given pursuant to Rule 6.19 no further deductions shall be made or the amount of the deductions shall be altered as the case may be; and

(b)
if a notice is given pursuant to Rule 6.20 the first deduction made thereafter shall be made not later than the date on which the first deduction is due to be made under the relevant Partnership Share Agreement more than 30 days after the receipt of such a notice; and

(c)
if a notice is given pursuant to Rules 6.21 the alteration to the amount of the first deduction made thereafter shall be made not later than the date on which the first deduction is due to be made under the relevant Partnership Share Agreement more than 30 days after the receipt of such a notice; and

6.22	An employee may not make up any deduction that has been missed in consequence of him having given such notices.

7.	MATCHING SHARES

7.1
If the Company invites employees to participate in an award of Matching Shares then the Partnership Share Agreement shall set out the basis on which a Participant is entitled to Matching Shares in accordance with this part of the Rules.

General requirements for Matching Shares

7.2	Matching Shares shall:

(a)	be Shares of the same class and carrying the same rights as the Partnership Shares to which they relate;

(b)	subject to Rule 7.4, be awarded on the same day as the Partnership Shares to which they relate are acquired on behalf of the Participant; and

(c)	be awarded to all Participants on exactly the same basis.

SIP Plan Rules

Ratio of Matching Shares to Partnership Shares

7.3
The Partnership Share Agreement shall specify the ratio of Matching Shares to Partnership Shares for the time being offered by the Company and that ratio shall not exceed 2:1 (or such other ratio as is stated in paragraph 60(2) of the Schedule). The Company may vary the ratio before Partnership Shares are acquired.  Employees shall be notified of the terms of any such variation before the Partnership Shares are awarded under the Partnership Share Agreement.

7.4
If the Partnership Shares on that day are not sufficient to produce a Matching Share, the match shall be made when sufficient Partnership Shares have been acquired to allow at least one Matching Share to be appropriated.

Holding Period for Matching Shares

7.5	The Company shall, in relation to each Award Date, specify a Holding Period throughout which a Participant shall be bound by the terms of the Partnership Share Agreement.

7.6
The Holding Period shall, in relation to each Award, be a specified period of not less than 3 years nor more than 5 years, beginning with the Award Date and shall be the same for all Participants who receive an Award at the same time. The Holding Period shall not be increased in respect of Matching Shares awarded under the Plan.

7.7	A Participant may during the Holding Period direct the Trustees:

(a)	to accept an offer for any of their Matching Shares if the acceptance or agreement shall result in a new holding being equated with those original Shares for the purposes of capital gains tax; or

(b)
to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for their Matching Shares if the offer forms part of such a general offer as is mentioned in paragraph (c); or

(c)
to accept an offer of cash, with or without other assets, for their Matching Shares if the offer forms part of a general offer which is made to holders of shares of the same class as their Shares or to the holders of shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of sections 450 and 451 of CTA 2010; or

(d)
to exercise a right, if in the case of a takeover offer (as defined in section 974 of the Companies Act 2006) there arises a rights under section 983 of that Act to require the offeror to acquire the Participant’s Free Shares, or such of them as are of a particular class; or

(e)
to agree to a transaction affecting their Matching Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting;

(i)	all of the ordinary share capital of the Company or, as the case may be, all the shares of the class in question; or

(ii)
all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under the Schedule.

7.8	The obligations of the Participant with respect to the Holding Period will end:

(a)	if the Participant ceases to be in Relevant Employment and this may lead to the Forfeiture of the Matching Shares;

SIP Plan Rules

(b)	if the Company terminates the Plan in accordance with Clause 22 of the Deed and the Participant has consented to the transfer of the Shares to the Participant.

7.9
The Company may stipulate that the number of Matching Shares awarded to a Qualifying Employee may be Forfeited in the circumstances set out in the Partnership Share Agreement provided that any provision for Forfeiture shall comply with the requirements of Rule 10.

8.	DIVIDEND SHARES

Reinvestment of cash dividends

8.1	The Free Share Agreement or Partnership Share Agreement, as appropriate, shall set out the rights and obligations of Participants receiving Dividend Shares under the Plan.

8.2	The Company may direct that any cash dividend in respect of Plan Shares held on behalf of Participants may be applied in acquiring further Plan Shares on their behalf.

8.3	Dividend Shares shall be Shares:

(a)	of the same class and carrying the same rights as the Shares in respect of which the dividend is paid; and

(b)	which are not subject to any provision for Forfeiture.

8.4	The Company may decide to:

(a)	apply the Specified Percentage of all Participants’ dividends to acquire Dividend Shares;

(b)	to pay all dividends in cash to all Participants; or

(c)	to offer Participants the choice of either (a) or (b) above.

8.5	The Company may revoke any direction for reinvestment of cash dividends.

8.6
The Specified Percentage referred to in Rule 8.4(a) may be an amount up to and including 100 per cent. and may from time to time be modified by the Company.  The Dividend Shares are those acquired under this Plan and those acquired under any other plan approved under the Schedule.  In exercising their powers in relation to the acquisition of Dividend Shares the Trustees must treat Participants fairly and equally.

8.7
The Trustees shall apply the Specified Percentage of the cash dividend to acquire Shares on behalf of the Participant on the Acquisition Date.  The number of Dividend Shares acquired on behalf of each Participant shall be determined by the Market Value of the Shares on the Acquisition Date.

Certain amounts not reinvested to be carried forward

8.8
Any amount that is not reinvested because the amount of the cash dividend is insufficient to acquire a Share may be retained by the Trustees and carried forward to be added to the amount of the next cash dividend to be reinvested.

8.9
If the Participant ceases to be in Relevant Employment or a Plan Termination Notice is issued the amount shall be repaid to the Participant as soon as practicable.  On making such a payment, the Participant shall be provided with the information specified in paragraph 80(4) of the Schedule.

Holding Period for Dividend Shares

8.10	The Holding Period shall be a period of 3 years, beginning with the Acquisition Date.

8.11	A Participant may during the Holding Period direct the Trustees:

SIP Plan Rules

(a)	to accept an offer for any of their Dividend Shares if the acceptance or agreement shall result in a new holding being equated with those shares for the purposes of capital gains tax; or

(b)
to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for their Dividend Shares if the offer forms part of such a general offer as is mentioned in paragraph (c); or

(c)
to accept an offer of cash, with or without other assets, for their Dividend Shares if the offer forms part of a general offer which is made to holders of shares of the same class as their shares or to holders of shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of sections 450 and 451 of CTA 2010; or

(d)
to agree to a transaction affecting their Dividend Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting;

(i)	all of the ordinary share capital of the Company or, as the case may be, all the shares of the class in question; or

(ii)
all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under the Schedule.

8.12	Where a Participant is charged to tax in the event of their Dividend Shares ceasing to be subject to the Plan, they shall be provided with the information specified in paragraph 80(4) of the Schedule.

9.	COMPANY RECONSTRUCTIONS

9.1	The following provisions of this Rule apply if there occurs in relation to any of a Participant’s Plan Shares (referred to in this Rule as “the Original Holding”):

(a)	a transaction which results in a new holding (referred to in this Rule as “the New Holding”) being equated with the Original Holding for the purposes of capital gains tax; or

(b)	a transaction which would have that result but for the fact that what would be the new holding consists of or includes a Qualifying Corporate Bond.

9.2
If an issue of shares of any of the following description (in respect of which a charge to income tax arises) is made as part of a company reconstruction, those shares shall be treated for the purposes of this Rule as not forming part of the New Holding:

(a)	redeemable shares or securities issued as mentioned in paragraph C or D in section 1000(1) of CTA 2010;

(b)	share capital issued in circumstances such that section 1022(3) CTA 2010 (bonus issues) applies; or

(c)	share capital to which section 410 ITTOIA 2005 (stock dividends) applies that is issued in a case where subsection (2) or (3) of that section applies.

9.3	In this Rule:

“Corresponding Shares” in relation to any New Shares, means the Shares in respect of which the New Shares are issued or which the New Shares otherwise represent.

SIP Plan Rules

“New Shares” means shares comprised in the New Holding which were issued in respect of, or otherwise represent, shares comprised in the Original Holding.

9.4
Subject to the following provisions of this Rule, references in this Plan to a Participant’s Plan Shares shall be respectively construed, after the time of the company reconstruction, as being or, as the case may be, as including references to any New Shares.

9.5	For the purposes of the Plan:

(a)	a company reconstruction shall be treated as not involving a disposal of Shares comprised in the Original Holding; and

(b)	the date on which any New Shares are to be treated as having been appropriated to or acquired on behalf of the Participant shall be that on which Corresponding Shares were so appropriated or acquired.

9.6
In the context of a New Holding, any reference in this Rule to shares includes securities and rights of any description which form part of the New Holding for the purposes of Chapter II of Part IV of the Taxation of Chargeable Gains Act 1992.

10.	PROVISION FOR FORFEITURE

10.1	The Company may determine that Free Shares or Matching Shares to be awarded at an Award Date shall, subject to Rules 10.2 to 10.9, be subject to Forfeiture in the following circumstances only:

(a)	on the Participant ceasing to be in Relevant Employment at any time within a specified number of years of the relevant Award Date (such period shall be specified at the time an Award is offered);

(b)	on the Participant withdrawing the shares from the plan in that period; or

(c)	in the case of Matching Shares, on the Participant withdrawing the Partnership Shares in respect of which those shares were awarded from the Plan within that period.

10.2	No Forfeiture shall occur if an event referred to in Rule 10.1(a) above arises by reason the Participant ceasing to be in Relevant Employment:

(a)	because of injury or disability;

(b)	on being dismissed by reason of Redundancy or by reason of a transfer to which the Transfer of Undertakings (Protection of Employment) Regulations 2006 apply;

(c)	if the Relevant Employment is employment by an Associated Company, by reason of a change of control or other circumstances ending that company’s status as an Associated Company;

(d)	by reason of the Participant’s retirement; or

(e)	on the Participant’s death.

10.3	No Forfeiture shall occur if an event referred to in Rule 10.1 above arises by reason of Shares being withdrawn from the plan (the “relevant shares”) as a result of any of the following circumstances:

(a)	a transaction resulting from a compromise, arrangement or scheme falling within subsection 498(9) ITEPA 2003 (a “compromise”); or

(b)	an offer forming part of a general offer falling within subsection 498(10) ITEPA 2003 (a “general offer”); or

SIP Plan Rules

(c)	the application of sections 979 to 982 or 983 to 985 of the Companies Act 2006 (a “takeover offer”); or

(d)	if as a result of any of the circumstances set out in this Rule 10.3, the participant receives cash (and no other assets) in exchange for the relevant shares (a “cash offer”).

10.4	Rule 10.3 shall not apply to the relevant shares (or a proportion of them) if:

(a)
in connection with a compromise, a general offer, a takeover offer or a cash offer, a course of action was open to the Participant which, had it been followed would have resulted in other assets being received in exchange for the relevant shares (or a proportion of them) instead of cash; or

(b)
if it is reasonable to suppose that the relevant shares (or a proportion of them) would not have been awarded to the Participant had the compromise, general offer, takeover offer or cash offer not been made, or had any arrangements for the making of the compromise, general offer, takeover offer or cash offer not been in place or under consideration.

10.5	Forfeiture shall not be linked to the performance of any person or persons.

10.6	The same provision for Forfeiture shall apply in relation to all Free or Matching Shares included in the same Award under the Plan.

10.7
The Company shall inform all Qualifying Employees of any provision for Forfeiture in respect of any proposed Award at least 14 days before the closure date for return by Participants of signed Free Share Agreements or Partnership Share Agreements in respect of that Award.

10.8	No provision for Forfeiture may be made in respect of Partnership Shares or Dividend Shares.

10.9	Where shares are subject to Forfeiture under the terms of this Rule they shall be constituted Unawarded Shares under the terms of the Trust.

11.	PLAN SHARES CEASING TO BE SUBJECT TO THE PLAN

11.1	Plan Shares cease to be subject to the Plan on the earliest of the following:

(a)	When they are withdrawn from the Plan by the Participant (subject to Rule 10); or

(b)	When the relevant Participant’s employment with a Participating Company or any Associated Company ends (and he is not employed by any other Participating Company or Associated Company).

11.2
If a Participant is expected to acquire Partnership Shares under a Partnership Share Agreement but his employment with a Participating Company or any Associated Company ends (and he is not employed by any other company that is a Participating Company or an Associated Company) before the Acquisition Date:

(a)	If there is an Accumulation Period and it has ended; or

(b)	If there is no Accumulation Period, but Partnership Share Money has been deducted,

for the purposes of Rule 11.1(a), his employment is treated as ending immediately after the relevant Partnership Share Award is made.

SIP Plan Rules

11.3
Subject to Rule 10, the Trustees will transfer or dispose of Shares that cease to be subject to the Plan under Rule 11.1 as soon as possible in accordance with the Participants’ instructions.  This is provided the Shares are not required by the Trustee to discharge the Participant’s PAYE obligations in accordance with clause 10.6 of the Deed.

12.	RIGHTS ISSUES

12.1
Any shares or securities allotted under Clause 12 of the Trust Deed shall be treated as Plan Shares identical to the shares in respect of which the rights were conferred.  They shall be treated as if they were awarded to or acquired on behalf of the Participant under the Plan in the same way and at the same time as those shares.

12.2	Rule 12.1 does not apply:

(a)
to shares and securities allotted as the result of taking up a rights issue where the funds to exercise those rights were obtained otherwise than by virtue of the Trustees disposing of rights in accordance with this Rule; or

(b)	where the rights to a share issue attributed to Plan Shares are different from the rights attributed to other ordinary shares of the Company.

13.	RELATIONSHIP WITH EMPLOYMENT CONTRACTS

13.1
Nothing in the Trust Deed or this Plan shall in any way be construed as imposing upon a Participating Company a contractual obligation as between the Participating Company and any Qualifying Employee to contribute or to continue to contribute to the Plan or (subject to Rules 3 and 4) to make any Award to Qualifying Employees in general.

13.2
In no circumstances shall any person who has ceased to be an employee of the Company or any Subsidiary by reason of dismissal or otherwise howsoever or who is under notice of termination of his employment be entitled to claim as against any Participating Company or Subsidiary or the Trustee any compensation for or in respect of any consequential loss he may suffer by reason of the operation of the terms of the Plan or of the provisions of CTA 2010, ITEPA 2003 or the Schedule.

13.3	The benefit to a Participant of any Plan Shares held by him shall not form any part of his remuneration or count as his remuneration for any purpose and shall not be pensionable.

14.	MISCELLANEOUS

14.1
Any notice or other communication under or in connection with Plan Shares may be given by a Participant or the Trustees or any Participating Company either personally or by post; items sent by post shall be prepaid and shall be deemed to have been served 72 hours after posting.

14.2
By entering into a Free Share Agreement or a Partnership Share Agreement a Participant agrees that the Trustees or any Participating Company or any person retained by any of the foregoing in relation to the operation or administration of  the Plan, may obtain, store and process data about the Participant in connection with the Plan and agrees further that any of the aforementioned parties or other third parties may use the information to contact the Participant from time to time by post, fax, email or telephone in connection with the operation of the Plan and to process information including personal data and personal sensitive data as defined in the Data Protection Act 1998 for the purposes of the Plan including all relevant disclosures to HM Revenue and Customs.

SIP Plan Rules

14.3
Save as otherwise provided in these Rules, a person who is not a party to a Free Share Agreement or a Partnership Share Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of these Rules or any Free Share Agreement or Partnership Share Agreement.  This Rule shall not affect any right or remedy of a third party which exists or is available apart from that Act.

SIP Plan Rules

APPENDIX A

The Midatech Pharma Share Incentive Plan (“THE PLAN”):

 PARTNERSHIP SHARE AGREEMENT

PLEASE READ THE WHOLE OF THE AGREEMENT BEFORE SIGNING

This agreement is between:                                            BLOCK CAPITALS PLEASE

Participant (“the Participant”) and	Full Name
	Home Address
	National Insurance Number (see payslip)
Midatech Pharma plc (“the Company”) and	Registered Address	65 Innovation Drive, Milton Park, Milton, Abingdon, Oxfordshire, OX14 4RQ
	Registered Number	09216368
RM2 Trustees Limited CRN 03363760 with registered office Sycamore House, 86-88 Coombe Road, New Malden, KT3 4QS (“the Trustees”)
This agreement sets out the terms on which the Participant agrees to take part under the terms of the Plan and is subject to the Rules of the Plan and the Company’s Articles of Association.  The definitions in the Rules of the Plan apply to this agreement.

NOTICE TO PARTICIPANT ABOUT POSSIBLE EFFECT ON BENEFITS

Deductions from your pay to buy Partnership Shares under this agreement may affect your entitlement to, or the level of, some contributory social security benefits, statutory maternity pay and statutory sick pay.

They may also have a similar effect in respect of some contributory social security benefits paid to your spouse or civil partner.

With this agreement you should have been given information on the effect of deductions from your pay to buy Partnership Shares on entitlement to social security benefits, statutory sick pay and statutory maternity pay. The effect is particularly significant if your earnings are brought below the lower earnings limit for National Insurance purposes, and is explained in the information: it is therefore important that you read it. If you have not been given a copy, ask your employer for it. Otherwise a copy may be obtained from any office of HM Revenue and Customs the Department for Works and Pensions, or, in Northern Ireland, the Department for Social Development. You should take the information you have been given into account in deciding whether to buy Partnership Shares.

Alternatively you can download the leaflet IR177 from the HMRC website, at the following link: https://www.gov.uk/government/publications/share-incentive-plans-and-your-entitlement-to-benefits-ir177

Partnership Share Agreement

PARTICIPANT

1.	(a) I agree to allow my employer to deduct the following amount per month from my Salary in the April 2017 payroll until I provide alternative instructions to Human resources (enter amount in box):

£	Insert monthly amount between £10 and £150

Note: Salary includes cash bonuses but not the value of any non-cash items.  The total of deductions cannot exceed the lesser of £1,800 or 10% of salary in any tax year.

2.	I agree that these deductions will be used to buy Partnership Shares in Midatech Pharma plc for me on the Acquisition Date/s.

3.
I agree to accept Matching Shares in Midatech Pharma plc awarded to me under the Plan and leave them in the hands of the Trustees, and not to assign, charge or otherwise dispose of my beneficial interest in the shares for the whole of the Holding Period of 3 years.

4.	I agree that all dividends paid on my shares will be paid into my bank / building society account.

5.	I understand that shares may fall in value as well as rise.

6.
I have read this agreement and The Midatech Pharma Share Incentive Plan [Information Summary] and I agree to be bound by this agreement, the rules of the Plan and the Company’s Articles of Association (as amended from time to time).

COMPANY

7.	The Company agrees to arrange for shares in Midatech Pharma plc to be bought for me, according to the Rules of the Plan.

8.	The Company agrees to provide 1 Matching Share for every 1 Partnership Share.

9.	The Company undertakes to notify me of any restriction on the number of Partnership Shares available in the Award.

TRUSTEE

10.	The Trustees agrees to keep my Salary deductions in a designated bank account complying with the Trust Deed and Rules until they are used to buy shares in Midatech Pharma plc for me.

Partnership Share Agreement

Rights and Obligations

1.
I agree that taking part in the Plan does not affect my rights, entitlements and obligations under my contract of employment, and does not give me any rights or additional rights to compensation or damages if my employment ceases.

2.	I may stop the deductions from my Salary at any time or begin them again, by writing to Midatech HR.

3.	I agree that the deductions from my Salary, or the number of shares that I receive may be scaled down if the limit on the number of shares set by the Company for this award is exceeded.

4.	I may ask the Trustees for my Partnership Shares at any time, but I may have to pay income tax and National Insurance Contributions when they are taken out of the Plan.

5.
I agree to allow the Trustees to sell some or all of my shares to pay any income tax and National Insurance Contributions in respect of my shares ceasing to be subject to the Plan, unless I provide them in advance with sufficient funds to pay these amounts.

6.
I agree that any Salary deductions not used to buy shares will at the discretion of the Trustees be repaid to me after the deduction of any necessary income tax or National Insurance Contributions, or will be carried forward and added to the next deduction.

7.
If there is a rights issue, I agree to allow the Trustees to sell some of the rights attached to my shares in the Plan, in order to fund the exercise of the rights attached to other shares held by me in the Plan.

8.
I can at any time withdraw from this agreement by writing to Midatech HR.  Any unused deductions will be returned to me after the deduction of any necessary income tax or National Insurance Contributions.

9.	I agree that withdrawal from this agreement will not affect the terms on which I agreed to buy shares already held for me under the Plan.

Matching Shares

10.
The ratio of Matching Shares to Partnership Shares is 1 Matching Share/s for every 1 Partnership Share and may be varied by the Company in its sole discretion.  If the ratio varies the Company will notify me before the Partnership Shares are bought for me.

11.
I will lose my Matching Shares if, within three years from the date of the Award: (i) I withdraw the Partnership Shares in respect of which the Matching Shares were awarded or (ii) I cease to be in Relevant Employment, unless the employment ceases for one of the following reasons:

(a)    injury or disability;

(b)    redundancy;

(c)	transfer of employment to which the Transfer of Undertakings (Protection of Employment) Regulations 2006 apply;

(d)	if the Relevant Employment is employment by an Associated Company, by reason of a change of control or other circumstances ending that company’s status as an Associated Company;

(e)    retirement; or

(f)     death.

Partnership Share Money held by Trustees

12.	The Trustees are under no obligation to keep the deductions in an interest-bearing account, but if they do, they will pay the interest to me.

Dividends

13.	The Company will pay any dividends to my nominated bank or building society account.

Partnership Share Agreement

Holding Period: Matching shares

14.	I understand that my obligations during the Holding Period will end:

(a)	if I cease to be in Relevant Employment, and this may lead to Forfeiture of my Matching Shares;

(b)	if the Company terminates the Plan in accordance with Clause 22 of the Deed and I have consented to the transfer of the Shares to me.

15.	I understand that my obligations under the Holding Period are subject to:

(a)	the right of the Trustees to sell my shares to meet PAYE obligations;

(b)	the Trustees accepting at my direction an offer for my shares in accordance with the Plan.

Data Protection

16.
I consent to the holding, processing and disclosure by the Company and any of its subsidiaries of any personal data relating to me for the purpose of my participation in the Plan and to the transfer of such data to third parties for the purpose of administering the Plan.  These include but are not limited to:

(a)    administering and maintaining Participant records;

(b)	providing information to the Trustees, a Plan administrator, a custodian, registrar or broker; and

(c)	providing information to any future purchasers of the Company for which I work or the business in which I work.

17.
I agree that the Company, the Trustees and its agents may disclose to the Company and/or to my employer all such information relating to me and my participation in the Plan as shall, in the opinion of any of those persons be necessary to enable my employer to comply with the requirements of PAYE and National Insurance Contributions.

Acknowledgements

18.
I have noted that: the decision to participate in the Plan is strictly personal and will not have any positive or negative impact on my employment within Midatech Pharma plc.  This acquisition form or any other document provided or made available to me in the context of Plan does not modify in any way the terms of my work contract or my situation within Midatech Pharma plc.  The opportunity to participate in the Plan or actual participation in this plan does not in any way whatsoever presuppose the existence of future plans or the opportunity to participate in them.

19.
Documents in relation to the Plan are provided to me for information purposes only, and neither Midatech Pharma plc nor any subsidiary, by way of these documents is providing me with, nor intends to provide me with, any financial or investment-related advice.  I should consult an independent legal and/or tax adviser if I have any doubts on what decision to take with respect to the Plan.

20.	I acknowledge that my instruction to purchase Midatech Pharma plc shares is irrevocable, subject to the Rules of the Plan.

I have read this agreement and agree to be bound by it and by the Rules of the Plan.

Signature: ________________________________Û	Date: ___ / ___ /___ Û

Partnership Share Agreement

APPENDIX B

The Midatech Pharma Share Incentive Plan (“THE PLAN”):

FREE SHARE AGREEMENT

PLEASE READ THE WHOLE OF THE AGREEMENT BEFORE SIGNING

This agreement is between:                                            BLOCK CAPITALS PLEASE

Participant (“the Participant”) and	Full Name
	Home Address
	National Insurance Number (see payslip)
Midatech Pharma plc (“the Company”) and	Registered Address	65 Innovation Drive, Milton Park, Milton, Abingdon, Oxfordshire, OX14 4RQ
	Registered Number	09216368
RM2 Trustees Limited CRN 03363760 with registered office Sycamore House, 86-88 Coombe Road, New Malden, KT3 4QE (“the Trustees”)
This agreement sets out the terms on which the Participant agrees to take part under the terms of the Plan and is subject to the Rules of the Plan.  The definitions in the Rules of the Plan apply to this agreement.

PARTICIPANT

1.	I agree to accept Free Shares in Midatech Pharma plc awarded to me under the Plan, including any future awards.

2.
I agree to leave the Free Shares in the hands of the Trustees, and not to assign, charge or otherwise dispose of my beneficial interest in the shares for the whole of the Holding Period of three years.

3.	I agree that all dividends paid on my shares will be paid into my nominated bank / building society account.

COMPANY

4.	The Company agrees to arrange for shares in Midatech Pharma plc to be awarded to me, according to the Rules of the Plan.

Free Share Agreement

Rights and Obligations

1.
I agree that taking part in the Plan does not affect my rights, entitlements and obligations under my contract of employment, and does not give me any rights or additional rights to compensation or damages if my employment ceases.

2.
I agree to allow the Trustees to sell some or all of my shares to pay any income tax and National Insurance Contributions in respect of my shares ceasing to be subject to the Plan, unless I provide them in advance with sufficient funds to pay these amounts.

3.
If there is a rights issue, I agree to allow the Trustees to sell some of the rights attached to my shares in the Plan, in order to fund the exercise of the rights attached to other shares held by me in the Plan.

4.	I can at any time withdraw from this agreement, by writing to my employer.

5.	I agree that withdrawal from this agreement will not affect the terms on which I agreed to accept any shares that have already been awarded to me under the terms of the Plan.

6.	I understand that my obligations during the Holding Period will end:

(a)	if I cease to be in Relevant Employment and this may lead to Forfeiture of the Free Shares;

(b)	if the Company terminates the Plan in accordance with Clause 22 of the Deed and I have consented to the transfer of the Shares to myself.

7.	I understand that my obligations under the Holding Period are subject to:

(a)	the right of the Trustees to sell my shares to meet PAYE obligations;

(b)	the Trustees accepting at my direction an offer for my shares in accordance with the Plan.

9.	I will lose my Free Shares if within three years from the date of the Award I cease to be in Relevant Employment, unless the employment ceased for one of the following reasons:

(a)	injury or disability;

(b)	redundancy;

(c)	transfer of employment to which The Transfer of Undertaking (Protection of Employment) Regulations 2006 apply;

(d)	change of control or other circumstances ending the associated company status of the employer company;

(e)	retirement; or

(f)	death.

Dividends

10.	The Company will pay any dividends to my nominated bank or building society account.

Data Protection

11.
I consent to the holding, processing and disclosure by the Company and any of its subsidiaries of any personal data relating to me for the purpose of my participation in the Plan and to the transfer of such data to third parties for the purpose of administering the Plan.  These include but are not limited to:

(a)	administering and maintaining Participant records;

(b)	providing information to the Trustees, a Plan administrator, a custodian, registrar or broker; and

(c)	providing information to any future purchasers of the Company for which I work or the business in which I work.

12.
I agree that the Company, the Trustees and its agents may disclose to the Company and/or to my employer all such information relating to me and my participation in the Plan as shall, in the opinion of any of those persons be necessary to enable my employer to comply with the requirements of PAYE and National Insurance Contributions.

Free Share Agreement

Acknowledgements

13.
I have noted that the decision to participate in the Plan is strictly personal and will not have any positive or negative impact on my employment within Midatech Pharma plc.  This acquisition form or any other document provided or made available to me in the context of Plan does not modify in any way the terms of my work contract or my situation within Midatech Pharma plc.  The opportunity to participate in the Plan or actual participation in this plan does not in any way whatsoever presuppose the existence of future plans or the opportunity to participate in them.

14.
Documents in relation to the Plan are provided to me for information purposes only, and neither Midatech Pharma plc nor any subsidiary, by way of these documents is providing me with, nor intends to provide me with, any financial or investment-related advice.  I should consult an independent legal and/or tax adviser if I have any doubts on what decision to take with respect to the Plan.

I have read this agreement and agree to be bound by it and by the Rules of the Plan.

Signature: ________________________________Û	Date: ___ / ___ /___ Û

Free Share Agreement